Exhibit 99.1

National City Corporation 1900 E. 9th St. Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contacts:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
jill.hennessey@nationalcity.com	kristen.bairdadams@nationalcity.com
NATIONAL CITY REPORTS FOURTH QUARTER
AND FULL YEAR 2007 RESULTS
     CLEVELAND—January 22, 2008— National City Corporation (NYSE: NCC) reported a net loss for the fourth quarter 2007 of $333 million, or $.53 per diluted share. The loss resulted from a large provision for credit losses, losses on mortgage loans held for sale, charges related to Visa, Inc. indemnification obligations, and severance charges associated with employment reductions during the quarter. In addition, the Corporation recorded a charge of $181 million representing the impairment of goodwill associated with the mortgage business. The goodwill impairment charge reduced net income by $.26 per diluted share but had no impact on cash flows, tangible book value or regulatory capital. Net income for the full year in 2007 was $314 million, or $.51 per diluted share.
     Net income for the fourth quarter of 2006 was $842 million, or $1.36 per diluted share, and net income for the full year 2006 was $2.3 billion, or $3.72 per diluted share. The 2006 results included a $622 million after-tax gain, approximately $1.00 per diluted share, on the sale of the Corporation’s former First Franklin mortgage origination and servicing platform, in the fourth quarter.
Chairman’s Comments
     Chairman and CEO Peter A. Raskind commented, “The poor financial performance of mortgage-related businesses, along with related restructuring costs and other unusual charges, overshadowed solid fundamental results in banking and wealth management. We believe that
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the restructuring actions we’ve taken in recent months to reduce costs, and to lower credit and capital markets risk in the mortgage business, while negative to earnings and costly to shareholders in the short run, have put the company in position to deliver better results going forward. In addition, we intend to build the capital strength of the Corporation through the recently announced dividend reduction as well as the issuance of new capital securities during the first quarter of 2008.”
Net Interest Income and Margin
     Tax-equivalent net interest income was $1.1 billion for the fourth quarter of 2007, about equal to the preceding quarter, and down slightly compared with the fourth quarter of 2006. Average earning assets for the fourth quarter of 2007 were $134.1 billion, an increase of 5% compared to the third quarter of 2007, and 10% compared to the fourth quarter a year ago. Net interest margin was 3.30% in the fourth quarter of 2007, compared to 3.43% in the third quarter of 2007, and 3.73% in the fourth quarter a year ago. The lower margin in the fourth quarter 2007 reflects higher LIBOR-based funding costs, narrower spreads on both commercial and consumer loans, and lower levels of noninterest-bearing funds compared to the fourth quarter a year ago.
     For the full year, tax-equivalent net interest income was $4.4 billion, down approximately 5% compared to 2006. Average earning assets were $126.6 billion in 2007, up about 3% compared to 2006. Net interest margin was 3.49% in 2007 and 3.75% in 2006. The lower margin in 2007 resulted from the same reasons as occurred in the fourth quarter of 2007.
Loans and Deposits
          Average portfolio loans were $113.5 billion for the fourth quarter of 2007, compared with $104.4 billion for the third quarter of 2007, and $93.1 billion for the fourth quarter a year ago. Both the linked-quarter and year-over-year increases reflect growth in commercial loans, recent acquisitions, and transfers to portfolio of mortgage loans formerly held for sale. For the full year, average portfolio loans were $104.0 billion for 2007 and $99.4 billion for 2006. Average loans held for sale were $8.3 billion in the fourth quarter of 2007, down $4.3 billion compared to the immediately preceding quarter, and down $9.1 billion from the fourth quarter a year ago. This decrease reflects transfers of formerly held for sale mortgage loans to
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portfolio, lower levels of origination due to curtailment of certain mortgage products, as well as the sale of the Corporation’s former First Franklin unit in late 2006. For the full year, average loans held for sale decreased to $11.3 billion in 2007 compared to $13.5 billion in 2006.
     Average total deposits were $98.3 billion in the fourth quarter of 2007, up $4.8 billion from the preceding quarter, and up $13.8 billion compared to the fourth quarter a year ago. Average core deposits, excluding mortgage escrow and custodial balances, were $83.4 billion in the fourth quarter of 2007, up $5.8 billion compared to the preceding quarter, and up $16.9 billion compared to the fourth quarter a year ago. Deposit balances have grown with recent acquisitions as well as continued household growth and expansion. Average total deposits for the full year 2007 were $92.5 billion, up 11% compared to $83.5 billion in 2006.
Credit Quality
          The provision for loan losses was $691 million in the fourth quarter of 2007, compared with $368 million in the preceding quarter and $325 million in the fourth quarter of 2006. For the year, the provision was $1.3 billion in 2007 compared with $489 million in 2006. The larger provision in 2007 primarily reflects higher credit losses on liquidating portfolios of nonconforming mortgage and out-of-footprint home equity loans, as well as other mortgage loans.
     Net charge-offs in the fourth quarter of 2007 were $275 million, compared with $141 million in the preceding quarter, and $128 million in the fourth quarter of last year. For the full year, net charge-offs were $661 million in 2007 compared with $442 million a year ago. Both the linked quarter and year-over-year increases in net charge-offs are primarily related to higher credit losses on residential mortgage and broker-sourced, out-of-footprint home equity loans. Declining real estate values and financial stress on borrowers have resulted in higher delinquencies and greater charge-offs in 2007. Nonperforming assets were $1.5 billion at December 31, 2007, up from $732 million a year ago, primarily due to a larger number of delinquent residential real estate loans.
     As of December 31, 2007, the allowance for loan losses was $1.8 billion, or 1.52% of portfolio loans, compared to $1.1 billion, or 1.18% of portfolio loans, a year ago. The
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allowance has increased to reflect estimated probable credit losses within the loan portfolio that have not yet reached charge-off thresholds.
Noninterest Income
     Noninterest income was $597 million for the fourth quarter of 2007, compared to $624 million in the preceding quarter, and $1.7 billion in the fourth quarter a year ago. Noninterest income for the last half of 2007 reflects losses on mortgage loans held for sale due to unfavorable or illiquid markets for many mortgage products. Noninterest income for the fourth quarter of 2006 included a $984 million pretax gain on the sale of the Corporation’s former First Franklin unit.
     Net loan sale (loss)/revenue was $(149) million in the fourth quarter of 2007, $(74) million in the third quarter of 2007, versus $122 million in the fourth quarter a year ago. During the fourth quarter of 2007, further deterioration occurred in market values resulting in additional fair value write-downs on loans held for sale. Substantially all originations of residential mortgage loans, outside of agency-eligible products, have now been curtailed. In addition, certain nonagency-eligible mortgage and home equity loans formerly held for sale were transferred to portfolio in the fourth quarter.
     Loan servicing revenue was $115 million in the fourth quarter of 2007, compared to $159 million in the immediately preceding quarter, and $52 million in the fourth quarter a year ago. Net mortgage servicing right (MSR) hedging pretax gains/(losses) were $11 million in the fourth quarter of 2007, $64 million in the preceding quarter, and $(60) million in the fourth quarter a year ago.
     Deposit service fees, other service fees and brokerage revenue all showed growth in the fourth quarter of 2007. Deposit service fees were $249 million in the fourth quarter of 2007, up 8% from the preceding quarter and 17% compared to the fourth quarter a year ago, which reflects recent acquisitions, continued growth in the number of accounts, and higher volumes of fee-generating transactions. Other service fees were $41 million in the fourth quarter of 2007, up 19% from the preceding quarter, and 15% from the fourth quarter a year ago, due primarily to higher loan syndication fee revenue. Brokerage revenue was $54 million in the fourth quarter of 2007, up 30% from the preceding quarter, but down 9% from the fourth
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quarter a year ago. The linked-quarter increase reflects stronger underwriting and advisory fee revenue in the fourth quarter of 2007, although not as strong as the fourth quarter a year ago.
     For the full year, noninterest income was $2.6 billion in 2007, versus $4.0 billion in 2006, inclusive of the $984 million gain on the sale of First Franklin. Net loan sale (loss)/revenue was $(38) million in 2007 versus $766 million in 2006. Significant disruption in the mortgage markets resulted in losses recognized on mortgage loans held for sale in the last half of 2007, which completely offset loan sale revenues from the first half of the year. Loan servicing revenue was $402 million in 2007 compared to $91 million in 2006. Growth in the servicing portfolio in 2007 offset $64 million of loan servicing revenue lost with the sale of First Franklin in late 2006. Net MSR hedging pretax gains /(losses), included within loan servicing revenue, were $36 million in 2007 versus $(294) million in 2006.
     Deposit service fees grew to $905 million in 2007, up $87 million, or 11% from the prior year, due to the same factors described above. Leasing revenue declined by $50 million year-over-year due to continued run-off of the leased automobile portfolio. Brokerage revenue increased to $189 million in 2007, up $31 million, or 20%, compared to the prior year due to higher business volumes and lower trading losses. Other noninterest income for 2006 included $36 million of nonrecurring revenue associated with the release of a chargeback guarantee liability.
Noninterest Expense
          Noninterest expense was $1.6 billion in the fourth quarter of 2007, compared to $1.4 billion in the third quarter of 2007, and $1.2 billion in the fourth quarter a year ago. Noninterest expense for the fourth quarter of 2007 included a goodwill impairment loss of $181 million related to the mortgage business and additional accruals of $132 million for estimated indemnification losses arising from third-party litigation against Visa. Noninterest expense for the preceding quarter included a Visa indemnification charge of $157 million, mortgage asset impairments of $44 million, and a probable litigation settlement of $25 million. No similar items were present in the fourth quarter of last year. Severance and outplacements costs were $66 million in the fourth quarter of 2007, $23 million in the third quarter of 2007, and $9 million in the fourth quarter a year ago.
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     Noninterest expense was $5.3 billion for the full year 2007, compared to $4.7 billion in 2006. Impairment, fraud and other losses increased by $563 million in 2007 primarily due to the previously described Visa indemnification charges, impairment losses and litigation settlements. Personnel costs decreased slightly year-over-year despite $59 million of higher severance costs in 2007. Foreclosure costs increased by $55 million in 2007 due to more loans in foreclosure and higher foreclosure losses. Intangible asset amortization increased by approximately $35 million, which reflects amortization of core deposit intangibles associated with recent acquisitions. These higher costs were somewhat offset by lower depreciation expense on the leased automobile portfolio as well as general cost savings measures.
     Management expects that the value of its ownership in Visa, currently not reflected in the financial statements, will ultimately more than offset the aforementioned Visa-related liabilities recorded in 2007.
Income Tax Expense
     The effective tax rates for the fourth quarter of 2007 and 2006 were (41)% and 35%, respectively. The tax rate in the fourth quarter of 2007 reflects adjustments to the prior estimate of annual pre-tax earnings as a result of actual fourth quarter results. The effective tax rate for the full year was approximately 15% in 2007 versus 33% in 2006. The lower rate in 2007 resulted from favorable tax credits and other adjustments, which are fixed amounts, representing a larger portion of income tax expense in 2007 due to the Corporation’s lower earnings.
Balance Sheet
     At December 31, 2007, total assets were $150.4 billion, and stockholders’ equity was $13.4 billion or 8.9% of assets. At December 31, 2007, total deposits were $97.6 billion, including core deposits of $87.5 billion. Total purchased funds were $35.0 billion at December 31, 2007, compared to $33.3 billion at December 31, 2006. The higher level of purchased funds corresponds to a larger loan portfolio and resulted from the inability to sell certain mortgage loans during the last half of 2007.
     The Corporation repurchased 86.2 million shares of its common stock in 2007. At December 31, 2007, the Corporation had remaining authorization to repurchase 37.6 million
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shares. No share repurchases occurred in the fourth quarter of 2007, and no repurchases are planned for the first quarter of 2008, to allow capital ratios to migrate towards the top end of their target ranges.
Forward-Looking Statements
     This document contains forward-looking statements. Forward-looking statements, written or oral, provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions including the housing and residential mortgage markets; changes in interest rates; the timing, pricing and effects on the Corporation of the proposed Visa, Inc. initial public offering; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcies, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at sec.gov or on the Corporation’s Web site at nationalcity.com/investorrelations. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
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Conference Call
     Management of National City will host a conference call at 11:00 a.m. (ET) on Tuesday, January 22, 2008 to discuss the fourth quarter and full year 2007 results. Presentation slides to accompany the conference call remarks may be found at http://phx.corporate-ir.net/phoenix.zhtml?c=64242&p=irol-presentations. Interested parties may access the conference call by dialing 1-888-428-4480. Participants are encouraged to call in 15 minutes prior to the call in order to register for the event. The conference call will also be accessible via the Company’s Web site, www.nationalcity.com/investorrelations. Questions for discussion at the conference call may be submitted any time prior to or during the call by sending an email to investor.relations@nationalcity.com.
     A replay of the conference call will be available from 2:30 p.m. (ET) on January 22, 2008, until midnight (ET) on January 29, 2008. The replay will be accessible by calling 1-800-475-6701 (domestic) or 320-365-3844 (international) using the pass code of 893752 or via the Company’s Web site.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania, and Wisconsin and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.
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Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In millions, except per share data)

	2007				2006				2005	For the Year
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2007	2006	2005

EARNINGS
Tax-equivalent interest income	$2,381	$2,360	$2,255	$2,218	$2,270	$2,298	$2,243	$2,153	$2,113	$9,214	$8,964	$7,763
Interest expense	1,272	1,258	1,159	1,100	1,137	1,148	1,076	969	921	4,789	4,330	3,036

Tax-equivalent net interest income	1,109	1,102	1,096	1,118	1,133	1,150	1,167	1,184	1,192	4,425	4,634	4,727
Provision for loan losses	691	368	145	122	325	70	62	32	136	1,326	489	300

Tax-equivalent NII after provision for loan losses	418	734	951	996	808	1,080	1,105	1,152	1,056	3,099	4,145	4,427
Noninterest income	597	624	764	621	1,702	877	784	656	777	2,606	4,019	3,304
Noninterest expense	1,567	1,396	1,186	1,156	1,208	1,187	1,172	1,144	1,263	5,305	4,711	4,735

(Loss) income before taxes and tax-equivalent adjustment	(552)	(38)	529	461	1,302	770	717	664	570	400	3,453	2,996
Income tax (benefit) expense	(226)	(26)	175	134	452	236	238	197	164	57	1,123	980
Tax-equivalent adjustment	7	7	7	8	8	8	6	8	8	29	30	31

Net (loss) income	($333)	($19)	$347	$319	$842	$526	$473	$459	$398	$314	$2,300	$1,985

Effective tax rate	(40.5)%	(58.4)%	33.6%	29.5%	34.9%	30.9%	33.5%	30.1%	29.1%	15.3%	32.8%	33.1%

PER COMMON SHARE
Net (loss) income:
Basic(1)	($.53)	($.03)	$.60	$.50	$1.37	$.87	$.77	$.75	$.65	$.51	$3.77	$3.13
Diluted(1)	(.53)	(.03)	.60	.50	1.36	.86	.77	.74	.64	.51	3.72	3.09
Dividends paid	.41	.41	.39	.39	.39	.39	.37	.37	.37	1.60	1.52	1.44
Book value	21.15	21.86	21.45	22.12	23.06	21.44	20.84	20.69	20.51
Market value (close)	16.46	25.09	33.32	37.25	36.56	36.60	36.19	34.90	33.57
Average shares:
Basic	633.2	588.1	572.7	631.7	611.9	603.8	609.7	611.9	618.2	606.4	609.3	633.4
Diluted	633.2	588.1	580.4	640.5	620.7	612.1	618.2	619.7	625.4	612.2	617.7	641.6

PERFORMANCE RATIOS
Return on average common equity	—	—	11.35%	8.98%	24.93%	16.45%	15.08%	14.91%	12.57%	2.36%	17.98%	15.54%
Return on average total equity	—	—	11.37	8.99	24.94	16.46	15.10	14.92	12.59	2.38	18.00	15.55
Return on average assets	—	—	1.00	.94	2.44	1.51	1.35	1.33	1.10	.22	1.66	1.40
Net interest margin	3.30%	3.43%	3.59	3.69	3.73	3.73	3.73	3.81	3.74	3.49	3.75	3.74
Efficiency ratio	91.86	80.89	63.76	66.50	42.64	58.59	60.04	62.18	64.14	75.46	54.45	58.95

LINE OF BUSINESS (LOB) RESULTS
Net Income:
Retail Banking	$177	$173	$195	$171	$129	$192	$206	$173	$158	$716	$700	$616
Commercial Banking — Regional	79	101	96	126	113	112	105	113	123	402	443	486
Commercial Banking — National	68	44	78	96	77	100	99	96	77	286	372	316
Mortgage Banking	(445)	(166)	61	9	38	70	(17)	(33)	60	(541)	58	419
Asset Management	23	21	29	27	22	24	30	22	14	100	98	80
Parent and Other	(235)	(192)	(112)	(110)	463	28	50	88	(34)	(649)	629	68

Total Consolidated National City Corporation	($333)	($19)	$347	$319	$842	$526	$473	$459	$398	$314	$2,300	$1,985

LOB Contribution to Diluted Earnings Per Share(1):
Retail Banking	$.28	$.29	$.33	$.27	$.21	$.31	$.33	$.28	$.25	$1.17	$1.13	$.96
Commercial Banking — Regional	.13	.17	.17	.20	.19	.18	.17	.18	.20	.66	.72	.76
Commercial Banking — National	.11	.08	.13	.15	.12	.16	.16	.15	.12	.47	.60	.49
Mortgage Banking	(.70)	(.28)	.11	.01	.06	.11	(.03)	(.05)	.10	(.88)	.09	.65
Asset Management	.04	.03	.05	.04	.03	.04	.05	.04	.02	.16	.15	.12
Parent and Other	(.39)	(.32)	(.19)	(.17)	.75	.06	.09	.14	(.05)	(1.07)	1.03	.11

Total Consolidated National City Corporation(1)	($.53)	($.03)	$.60	$.50	$1.36	$.86	$.77	$.74	$.64	$.51	$3.72	$3.09

(1)     The sum of the quarterly earnings per share may not equal the year-to-date earnings per share due to rounding

9

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS (continued)
($ in millions)

	2007				2006				2005	For the Year
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2007	2006	2005
CREDIT QUALITY STATISTICS
Net charge-offs	$275	$141	$98	$147	$128	$117	$76	$121	$138	$661	$442	$380
Provision for loan losses	691	368	145	122	325	70	62	32	136	1,326	489	300
Loan loss allowance	1,762	1,373	1,136	1,104	1,131	932	989	1,001	1,094
Lending-related commitment allowance	65	54	61	63	78	80	77	79	84
Nonperforming assets	1,523	1,211	848	801	732	689	667	647	596
Annualized net charge-offs to average portfolio loans	.96%	.54%	.39%	.61%	.54%	.48%	.30%	.46%	.52%	.64%	.44%	.36%
Loan loss allowance to period-end portfolio loans	1.52	1.23	1.14	1.11	1.18	1.00	.98	.98	1.03
Loan loss allowance to nonperforming portfolio loans	161.55	159.42	202.16	206.08	226.13	198.25	202.14	207.14	223.11
Loan loss allowance (period-end) to annualized net charge-offs	161.24	245.43	291.06	184.68	223.38	200.10	326.17	204.29	199.42	266.49	256.20	287.26
Nonperforming assets to period-end portfolio loans and other nonperforming assets	1.31	1.08	.85	.80	.76	.74	.66	.63	.56

CAPITAL AND LIQUIDITY RATIOS
Tier 1 capital(1)	6.52%	6.78%	6.56%	7.08%	8.93%	7.48%	7.31%	7.38%	7.43%
Total risk-based capital(1)	10.26	10.37	10.28	10.13	12.16	10.30	10.20	10.31	10.54
Leverage(1)	6.39	6.96	6.53	6.92	8.56	7.13	6.89	6.92	6.83
Period-end equity to assets	8.92	8.98	8.64	9.51	10.40	9.34	8.91	9.00	8.86
Period-end tangible common equity to assets (2)	5.28	5.29	5.43	6.26	7.77	6.99	6.60	6.70	6.57
Average equity to assets	8.88	8.71	8.83	10.45	9.78	9.16	8.97	8.94	8.78	9.19%	9.21%	9.02%
Average equity to portfolio loans	11.94	12.10	12.27	14.66	14.38	13.03	12.35	11.83	11.79	12.69	12.86	12.13
Average portfolio loans to deposits	115.45	111.70	110.74	111.78	110.18	116.64	122.88	127.05	126.68	112.49	119.09	127.23
Average portfolio loans to core deposits	130.20	128.17	127.87	128.66	131.69	140.31	146.55	155.09	156.15	128.76	143.22	155.12
Average portfolio loans to earning assets	84.60	81.43	81.48	80.79	76.65	79.11	81.32	84.71	83.41	82.14	80.45	83.40
Average securities to earning assets	6.58	6.11	5.84	6.34	6.43	6.40	6.24	6.20	6.00	6.22	6.31	6.15

AVERAGE BALANCES
Assets	$152,566	$145,095	$138,587	$137,810	$136,893	$138,434	$140,019	$139,396	$142,983	$143,559	$138,678	$141,556
Portfolio loans	113,484	104,439	99,689	98,198	93,124	97,404	101,757	105,431	106,433	103,996	99,390	105,275
Loans held for sale or securitization	8,340	12,643	12,615	11,769	17,425	15,065	12,760	8,826	11,172	11,336	13,547	11,090
Securities (at cost)	8,826	7,835	7,143	7,704	7,806	7,874	7,802	7,719	7,657	7,880	7,801	7,759
Earning assets	134,142	128,249	122,344	121,543	121,488	123,126	125,127	124,459	127,608	126,609	123,541	126,224
Core deposits	87,164	81,484	77,964	76,322	70,717	69,419	69,434	67,979	68,160	80,765	69,395	67,869
Purchased deposits and funding	47,450	47,093	44,604	43,001	48,917	52,321	54,338	55,105	58,661	45,554	52,652	57,217
Total equity	13,554	12,636	12,231	14,398	13,388	12,687	12,565	12,468	12,549	13,200	12,779	12,765

PERIOD-END BALANCES
Assets	$150,374	$154,166	$140,636	$138,559	$140,191	$138,123	$141,486	$140,231	$142,397
Portfolio loans	116,022	111,991	99,683	99,566	95,492	92,963	100,973	102,269	106,039
Loans held for sale or securitization	4,290	11,987	14,421	10,693	12,853	19,505	12,964	11,779	9,667
Securities (at fair value)	8,731	8,977	7,024	7,208	7,509	7,906	7,726	7,609	7,875
Core deposits	87,536	86,450	79,043	77,884	73,375	68,788	69,744	69,884	68,408
Purchased deposits and funding	45,067	49,193	45,036	42,897	47,147	51,987	54,069	52,879	56,564
Total equity	13,408	13,843	12,147	13,170	14,581	12,902	12,610	12,623	12,613

(1)	Fourth quarter 2007 regulatory capital ratios are based upon preliminary data

(2)	Excludes goodwill and other intangible assets